FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of January 21, 2014, to the Custody Agreement, dated as of February 27, 2013 (the "Agreement"), is entered into by and between 360 FUNDS, a Delaware statutory trust (the "Trust"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Agreement to add an additional series, the Foundry funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit E is hereby added to the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

360 FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Randy Linscott	By:	/s/ Michael R. McVoy
Printed Name:	Randy Linscott	Printed Name:	Michael R. McVoy
Title:	President	Title:	Senior Vice President

Foundry - 2014

Exhibit E to the
Custody Agreement - 360 Funds

Name of Series

Foundry Micro Cap Value Fund
Foundry Small Cap Value Fund

Domestic Custody Fees for the Foundry funds at January, 2014

Annual Fee Based Upon Market Value Per Fund*
1.00 basis point on average daily market value
Minimum annual fee per fund - $6,000
Plus portfolio transaction fees

Portfolio Transaction Fees
$4.00 per book entry DTC transaction/Federal Reserve transaction/principal paydown
$6.00 per short sale
$7.00 per repurchase agreement transaction
$8.00 per option/future contract written, exercised or expired
$15.00 per mutual fund trade/Fed wire/margin variation Fed wire
$25.00 per physical security transaction
$5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$150.00 per segregated account per year

●     A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

●     No charge for the initial conversion free receipt.

●     Overdrafts - charged to the account at prime interest rate plus 2.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly

Foundry - 2014	2